Exhibit 99.1

Kimberly-Clark Announces Second Quarter 2024 Results and Raises 2024 Outlook
Delivers net sales of $5.0 billion driven by 4 percent organic sales growth
Strong EPS expansion driven by innovation-led volume gains, effective cost management and productivity
Company increases 2024 earnings outlook to reflect strong first half

DALLAS, July 23, 2024 - Kimberly-Clark Corporation (NYSE: KMB) today reported second quarter 2024 results characterized by positive volume and mix gains driven by pioneering, innovative new products, leveraging continued productivity momentum for strong earnings growth versus the prior-year period.
“I am very proud of how our teams around the world have advanced our new operating model and delivered high quality, top and bottom-line results in the first half of this year. We have made strong progress while navigating dynamic consumer and retail environments," said Kimberly-Clark Chairman and CEO Mike Hsu.
“We have a strong foundation that we can leverage to accelerate investments across the enterprise. Our focus is to deliver high-quality consumer solutions at every price point, increase our operational scale, and enhance our long-term potential. We’re excited about our opportunities to capitalize on our momentum to deliver our enduring goal of enhancing value for all our stakeholders.”
Quarter Highlights
•Net sales of $5.0 billion were down 2 percent, with organic sales growth of 4 percent versus the prior year.
•Reported gross margin was 36.0 percent, adjusted gross margin was 36.9 percent, up 290 basis points versus the prior year, driven by organic net sales growth and gross productivity gains.
•Diluted earnings per share were $1.61; adjusted earnings per share were $1.96, up 19 percent versus prior year including a $0.12 year-on-year headwind from currency translation.
Second Quarter 2024 Results
Second quarter sales of $5.0 billion were 2 percent lower than the prior-year period, including negative impacts of approximately 5 percent from foreign currency translation and approximately 1 percent from the divestiture of the Tissue and K-C Professional business in Brazil in June 2023. Organic sales increased 4 percent, driven by a 2 percent increase in price and a 2 percent increase through a combination of volume and mix. Price-led gains reflected necessary pricing actions to address higher local costs in hyperinflationary economies, mainly in Argentina. Volume and mix were positive across North America, Developing and Emerging (D&E) markets, as well as Developed Markets (representing Australia, South Korea and Western/Central Europe).
In North America, organic sales increased 1 percent versus the prior year, driven by 5 percent growth in Personal Care, partially offset by a decline of 4 percent in K-C Professional and 2 percent in Consumer Tissue.
In D&E markets, organic sales rose 12 percent reflecting both pricing gains as well as volume and mix gains. Organic sales for Developed Markets were 3 percent lower, driven by lower pricing that primarily reflected comparisons with temporary, energy surcharge-related price increases in Western Europe in the prior-year period.

Second quarter operating profit was $655 million, including $190 million of costs related to the company's 2024 Transformation Initiative. Adjusted operating profit increased by 16 percent despite an unfavorable impact of 7 percentage points from currency translation that was primarily driven by hyperinflationary economies. Excluding currency impacts, growth in adjusted operating profit was driven by a combination of organic growth, gross productivity gains that were partially offset by input cost inflation, primarily in D&E markets, supply chain related investments, and planned increases in marketing, research and general expenses.
Net interest expense was $63 million versus $67 million in the prior-year period.
The second quarter effective tax rate was 15.1 percent. On an adjusted basis, the effective rate in the second quarter was 20.9 percent compared to 20.5 percent in the prior year.
Net income of equity companies was $63 million compared to $50 million last year driven by greater income from Kimberly-Clark de Mexico.
Diluted EPS was $1.61 on a reported basis and included a negative $0.35 impact from costs related to the company's transformation initiatives. On an adjusted basis, EPS increased 19 percent to $1.96, driven primarily by the 16 percent increase in adjusted operating profit, aided by lower net interest and higher equity income.
Year-To-Date Results
For the first half of the year, sales of $10.2 billion decreased 1 percent including negative impacts of approximately 5 percent from foreign currency translation and approximately 1 percent impact of the exit of the tissue and K-C Professional business in Brazil. Organic sales grew 5 percent, driven by an approximately 3 percent increase in price, primarily in hyperinflationary markets, 1 percent from favorable product mix and 1 percent increase in volume.
Year-to-date operating profit was $1.5 billion, including $235 million of costs related to the company's transformation initiative.
Year-to-date adjusted operating profit was $1.7 billion in 2024 versus $1.5 billion in 2023. This was an increase of 15 percent versus prior year including an unfavorable impact of 9 percentage points from currency translation, primarily driven by hyperinflationary economies. Excluding currency impacts, the growth in adjusted operating profit was driven by a combination of organic growth and strong productivity savings that were partially offset by input cost inflation, primarily in D&E markets, supply chain related investments, and planned increases in marketing, research and general expenses.
Through the first half of the year, diluted earnings per share were $3.52 in 2024 compared to $1.97 last year. Year-to-date adjusted earnings per share were $3.97 compared to $3.32 last year.

Business Segment Net Sales Results

Q2 change vs year ago (%)	Volume	Mix/Other	Price	Divestitures and Business Exits(a)	Currency	Total(b)	Organic(c)
Personal Care	3	1	4	—	(8)	—	8
North America	4	1	—	—	—	5	5
D&E Markets	2	1	12	—	(20)	(5)	15
Developed Markets	(1)	—	(2)	—	(2)	(6)	(4)

Consumer Tissue	—	—	(1)	(2)	—	(4)	(2)
North America	(3)	(1)	2	—	—	(2)	(2)
D&E Markets	—	(1)	(3)	(11)	(1)	(15)	(4)
Developed Markets	5	—	(6)	—	(1)	(2)	(1)

KC Professional	—	1	(1)	(3)	(2)	(5)	—
North America	(3)	—	(1)	—	—	(4)	(4)
D&E Markets	7	1	10	(16)	(12)	(10)	20
Developed Markets	3	1	(9)	—	(1)	(5)	(4)

Consolidated	1	—	2	(1)	(5)	(2)	4

YTD change vs year ago (%)	Volume	Mix/Other	Price	Divestitures and Business Exits(a)	Currency	Total(b)	Organic(c)
Personal Care	2	1	6	—	(9)	—	9
North America	3	1	—	—	—	4	4
D&E Markets	3	1	16	—	(22)	(2)	19
Developed Markets	(2)	—	(1)	—	(2)	(5)	(3)

Consumer Tissue	—	—	(1)	(2)	—	(3)	(1)
North America	—	—	2	—	—	2	2
D&E Markets	(4)	—	(3)	(12)	(1)	(20)	(8)
Developed Markets	4	—	(5)	—	—	(2)	(1)

KC Professional	(1)	1	1	(3)	(2)	(4)	1
North America	(3)	1	—	—	—	(2)	(3)
D&E Markets	3	1	12	(14)	(11)	(11)	17
Developed Markets	3	1	(7)	—	(1)	(3)	(3)

Consolidated	1	1	3	(1)	(5)	(1)	5
(a)    Impact of the sale of Brazil tissue and K-C Professional business.
(b)    Total may not equal the sum of volume, mix/other, net price, divestitures and business exits and currency due to rounding and excludes intergeographic sales.
(c)    Combined impact of changes in volume, mix/other and net price excluding prior year's impact of divestitures and business exits.

Personal Care Segment
Personal Care sales of $2.7 billion were in line with the year-ago period, while organic sales increased 8 percent from a combination of pricing actions in hyperinflationary economies as well as volume and mix gains. Innovation, solid commercial execution and supply improvements contributed to volume growth, led by a 4 percent increase in North America and a 2 percent increase in D&E markets that was partially offset by 1 percent decline in Developed Markets.
Second quarter operating profit of $540 million increased 14 percent driven by favorable volume and mix, pricing net of cost inflation, and productivity, partially offset by investments in product quality and advertising as well as unfavorable currency.
Consumer Tissue Segment
Consumer Tissue sales of $1.5 billion decreased 4 percent, including impacts from divestitures and business exits of 2 percent and decline in organic sales of 2 percent. Organic decline was driven by retailer inventory reductions in North America as well as expected lower pricing in Western Europe due to lapping of temporary pricing related to energy surcharges in the prior year period.
Second quarter operating profit of $245 million increased 23 percent, by strong productivity gains in current year and a better balance of pricing relative to costs compared to the prior year.
K-C Professional (KCP) Segment
KCP sales of $841 million decreased 5 percent due to divestitures and business exits as well as unfavorable currency impacts. Organic sales were in line with the year-ago period with 1 percent favorable mix offset by 1 percent unfavorable price impact primarily driven by lapping of energy surcharges in Western Europe.
Second quarter operating profit of $186 million decreased 1 percent as productivity gains were offset by manufacturing cost headwinds and unfavorable price net of cost inflation in the quarter.
Cash Flow and Balance Sheet
Year-to-date cash provided by operations was $1.5 billion compared to $1.4 billion last year driven primarily by stronger operating results. Year-to-date capital spending was $352 million compared to $389 million last year. The company returned $965 million to shareholders through dividends and repurchases of common stock. Total debt was $8.0 billion as of June 30, 2024, consistent with December 31, 2023, levels.
2024 Outlook
Based on its first half results, the company has updated its 2024 outlook, with all factors compared to 2023, as follows:
Organic Net Sales are still expected to grow at mid-single digit rate while Reported Net Sales are still expected to be negatively impacted by 400 basis points of currency translation and 120 basis points from divestitures.
Adjusted Operating Profit is now expected to grow at a mid-to-high teens percentage rate on a constant-currency basis. This is up from previous expectations for low-teen Adjusted Operating Profit growth on a constant currency basis.

Adjusted Earnings Per Share is now expected to grow at a mid-to-high teens percentage rate on a constant-currency basis, an increase from previous expectations of low-teens growth.
Reported Operating Profit and Reported Earnings Per Share are still expected to be negatively impacted by approximately 700 basis points from currency translation.
This outlook reflects assumptions subject to change given the macro environment.

Supplemental Materials and Live Webcast
Supplemental materials will be available at approximately 6:30 a.m. Eastern Daylight Time in the Investor Relations section of www.kimberly-clark.com. The company will host a live Q&A session with investors and analysts on July 23, 2024, at 8:00 a.m. Eastern Daylight Time. The supplemental materials and Kimberly-Clark's Q&A session can be accessed at investor.kimberly-clark.com. A replay of the webcast will be available following the event through the same website.
About Kimberly-Clark
Kimberly-Clark (NYSE: KMB) and its trusted brands are an indispensable part of life for people in more than 175 countries and territories. Fueled by ingenuity, creativity, and an understanding of people’s most essential needs, we create products that help individuals experience more of what’s important to them. Our portfolio of brands, including Huggies, Kleenex, Scott, Kotex, Cottonelle, Poise, Depend, Andrex, Pull-Ups, GoodNites, Intimus, Plenitud, Sweety, Softex, Viva and WypAll, hold No. 1 or No. 2 share positions in approximately 70 countries. We use sustainable practices that support a healthy planet, build strong communities, and ensure our business thrives for decades to come. We are proud to be recognized as one of the World’s Most Ethical Companies(R) by Ethisphere for the fifth year in a row. To keep up with the latest news and to learn more about the company's 150-year history of innovation, visit kimberly-clark.com.
Copies of Kimberly-Clark's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's website on the same day they are filed with the SEC. To view these filings, visit the Investors section of the company's website.
Forward Looking Statements
Certain matters contained in this news release concerning the business outlook, including raw material, energy and other input costs, the anticipated charges and savings from the 2024 Transformation Initiative, cash flow and uses of cash, growth initiatives, innovations, marketing and other spending, net sales, anticipated currency rates and exchange risks, including the impact in Argentina and Türkiye, effective tax rate, contingencies and anticipated transactions of Kimberly-Clark, including dividends, share repurchases and pension contributions, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are based upon management's expectations and beliefs concerning future events impacting Kimberly-Clark. There can be no assurance that these future events will occur as anticipated or that our results will be as estimated. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update them.
The assumptions used as a basis for the forward-looking statements include many estimates that, among other things, depend on the achievement of future cost savings and projected volume increases. In addition, many factors outside our control, including the risk that we are not able to realize the anticipated benefits of the 2024 Transformation Initiative (including risks related to disruptions to our business or operations or related to any delays in implementation), war in Ukraine (including the related responses of consumers, customers, and suppliers and sanctions issued by the U.S., the European Union, Russia or other countries), pandemics, epidemics, fluctuations in foreign currency exchange rates, the prices and availability of our raw materials, supply chain disruptions, disruptions in the capital and credit markets, counterparty defaults (including customers, suppliers and financial institutions with which we do business), failure to realize the expected benefits or synergies from our acquisition and disposition activity, impairment of goodwill and intangible assets and our projections of operating results and other factors that may affect our impairment testing, changes in customer preferences, severe weather conditions, regional instabilities and hostilities (including the war in Israel), government trade or similar regulatory actions, potential competitive pressures on selling prices for our products, energy costs, general economic and political conditions globally and in the markets in which we do business, as well as our ability to maintain key customer relationships, could affect the realization of these estimates.
The factors described under Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, or in our other SEC filings, among others, could cause our future results to differ from those expressed in any forward-looking statements made by us or on our behalf. Other factors not presently known to us or that we presently consider immaterial could also affect our business operations and financial results.
Non-GAAP Financial Measures
This news release and the accompanying tables include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures:
•Adjusted earnings and earnings per share
•Adjusted gross and operating profit
•Adjusted effective tax rate
These non-GAAP financial measures exclude the following items for the relevant time periods as indicated in the accompanying non-GAAP reconciliation tables:
•2024 Transformation Initiative - In 2024, we initiated this transformation initiative to improve our focus on growth and reduce our structural cost base by reorganizing into three new business segments, making the corporate and regional overhead cost structures more efficient and optimizing our global supply chain. Results in 2024 include charges related to this program.
•Sale of Brazil tissue and K-C Professional business. In the second quarter of 2023, we recognized a net benefit related to the sale of our Brazil tissue and K-C Professional business.
•Impairment of intangible assets. In the second quarter of 2023, we recognized non-cash charges related to the impairment of certain intangible assets related to Softex Indonesia and Thinx.
•Pension settlements. In 2023, we recognized pension settlement charges related to lump-sum distributions from pension plan assets exceeding the total of annual service and interest costs resulting in a recognition of deferred actuarial losses.
The income tax effect of these non-GAAP items is calculated based upon the tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment. The impact of these non-GAAP items on the Company’s effective tax rate represents the difference in the effective tax rate calculated with and without the non-GAAP adjustment on Income Before Income Taxes and Equity Interests and Provision for income taxes.

The company provides these non-GAAP financial measures as supplemental information to our GAAP financial measures. Management and the company's Board of Directors use adjusted earnings, adjusted earnings per share and adjusted gross and operating profit to (a) evaluate the company's historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources and (c) measure the operational performance of the company's business units and their managers. Management also believes that the use of an adjusted effective tax rate provides improved insight into the tax effects of our ongoing business operations.
Additionally, the Management Development and Compensation Committee of the company's Board of Directors has used certain of the non-GAAP financial measures when setting and assessing achievement of incentive compensation goals. These goals are based, in part, on the company's adjusted earnings per share.
Certain non-GAAP financial measures referenced in this news release are presented on a forward-looking basis. Kimberly-Clark does not provide a reconciliation of these forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures on a forward-looking basis because it is unable to predict certain adjustment items without unreasonable effort. Please note that these items could be material to Kimberly-Clark’s results calculated in accordance with GAAP.
This news release includes information regarding organic sales growth, which describes the impact of changes in volume, net selling prices and product mix excluding prior year's impact of divestitures and business exits on net sales. Changes in foreign currency exchange rates and divestitures and business exits also impact the year-over-year change in net sales.

KIMBERLY-CLARK CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Millions, except per share amounts)

	Three Months Ended June 30
	2024	2023	Change
Net Sales	$5,029	$5,134	-2%
Cost of products sold	3,219	3,403	-5%
Gross Profit	1,810	1,731	+5%
Marketing, research and general expenses	1,066	1,015	+5%
Impairment of intangible assets	—	658	N.M.
Other (income) and expense, net	89	(55)	N.M.
Operating Profit	655	113	+480%
Nonoperating expense	(15)	(42)	-64%
Interest income	9	9	—
Interest expense	(72)	(76)	-5%
Income Before Income Taxes and Equity Interests	577	4	N.M.
(Provision for) benefit from income taxes	(87)	32	N.M.
Income Before Equity Interests	490	36	N.M.
Share of net income of equity companies	63	50	+26%
Net Income	553	86	+543%
Net (income) loss attributable to noncontrolling interests	(9)	16	N.M.
Net Income Attributable to Kimberly-Clark Corporation	$544	$102	+433%

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic	$1.61	$0.30	+437%
Diluted	$1.61	$0.30	+437%

Cash Dividends Declared	$1.22	$1.18	+3%

Common Shares Outstanding	June 30
	2024	2023
Outstanding shares as of	337.0	338.2
Average diluted shares for three months ended	338.0	338.9

Unaudited
N.M. - Not Meaningful

KIMBERLY-CLARK CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Millions, except per share amounts)

	Six Months Ended June 30
	2024	2023	Change
Net Sales	$10,178	$10,329	-1%
Cost of products sold	6,457	6,872	-6%
Gross Profit	3,721	3,457	+8%
Marketing, research and general expenses	2,105	1,939	+9%
Impairment of intangible assets	—	658	N.M.
Other (income) and expense, net	108	(40)	N.M.
Operating Profit	1,508	900	+68%
Nonoperating expense	(30)	(58)	-48%
Interest income	19	16	+19%
Interest expense	(139)	(149)	-7%
Income Before Income Taxes and Equity Interests	1,358	709	+92%
Provision for income taxes	(271)	(141)	+92%
Income Before Equity Interests	1,087	568	+91%
Share of net income of equity companies	124	93	+33%
Net Income	1,211	661	+83%
Net (income) loss attributable to noncontrolling interests	(20)	7	N.M.
Net Income Attributable to Kimberly-Clark Corporation	$1,191	$668	+78%

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic	$3.53	$1.98	+78%
Diluted	$3.52	$1.97	+79%

Cash Dividends Declared	$2.44	$2.36	+3%

Common Shares Outstanding	June 30
	2024	2023
Average diluted shares for six months ended	338.2	338.7

Unaudited
N.M. - Not Meaningful

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Three Months Ended June 30, 2024
	As Reported	2024 Transformation Initiative	As Adjusted Non-GAAP
Cost of products sold	$3,219	$45	$3,174
Gross Profit	1,810	(45)	1,855
Marketing, research and general expenses	1,066	70	996
Other (income) and expense, net	89	75	14
Operating Profit	655	(190)	845
Provision for income taxes	(87)	73	(160)
Effective tax rate	15.1%	—	20.9%
Net Income Attributable to Kimberly-Clark Corporation	544	(117)	661
Diluted Earnings per Share(a)	1.61	(0.35)	1.96

	Three Months Ended June 30, 2023
	As Reported	Sale of Brazil Tissue and K-C Professional Business	Impairment of Intangible Assets	Pension Settlements	As Adjusted Non-GAAP
Cost of products sold	$3,403	$15	$—	$—	$3,388
Gross Profit	1,731	(15)	—	—	1,746
Marketing, research and general expenses	1,015	15	—	—	1,000
Impairment of intangible assets	658	—	658	—	—
Other (income) and expense, net	(55)	(74)	—	—	19
Operating Profit	113	44	(658)	—	727
Nonoperating expense	(42)	—	—	(27)	(15)
(Provision for) benefit from income taxes	32	(18)	175	7	(132)
Effective tax rate	N.M.	—	—	—	20.5%
Net (income) loss attributable to noncontrolling interests	16	—	20	—	(4)
Net Income Attributable to Kimberly-Clark Corporation	102	26	(463)	(20)	559
Diluted Earnings per Share(a)	0.30	0.08	(1.36)	(0.06)	1.65
(a)"As Adjusted Non-GAAP" may not equal "As Reported" plus "Adjustments" as a result of rounding.
N.M. - Not Meaningful

Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Six Months Ended June 30, 2024
	As Reported	2024 Transformation Initiative	As Adjusted Non-GAAP
Cost of products sold	$6,457	$45	$6,412
Gross Profit	3,721	(45)	3,766
Marketing, research and general expenses	2,105	115	1,990
Other (income) and expense, net	108	75	33
Operating Profit	1,508	(235)	1,743
Provision for income taxes	(271)	84	(355)
Effective tax rate	20.0%	—	22.3%
Net Income Attributable to Kimberly-Clark Corporation	1,191	(151)	1,342
Diluted Earnings per Share(a)	3.52	(0.45)	3.97

	Six Months Ended June 30, 2023
	As Reported	Sale of Brazil Tissue and K-C Professional Business	Impairment of Intangible Assets	Pension Settlements	As Adjusted Non-GAAP
Cost of products sold	$6,872	$15	$—	$—	$6,857
Gross Profit	3,457	(15)	—	—	3,472
Marketing, research and general expenses	1,939	15	—	—	1,924
Impairment of intangible assets	658	—	658	—	—
Other (income) and expense, net	(40)	(74)	—	—	34
Operating Profit	900	44	(658)	—	1,514
Nonoperating expense	(58)	—	—	(27)	(31)
Provision for income taxes	(141)	(18)	175	7	(305)
Effective tax rate	19.9%	—	—	—	22.6%
Net (income) loss attributable to noncontrolling interests	7	—	20	—	(13)
Net Income Attributable to Kimberly-Clark Corporation	668	26	(463)	(20)	1,125
Diluted Earnings per Share(a)	1.97	0.08	(1.36)	(0.06)	3.32
(a)"As Adjusted Non-GAAP" may not equal "As Reported" plus "Adjustments" as a result of rounding.

Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures, and they should be read only in conjunction with the company's consolidated financial statements prepared in accordance with GAAP. There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items being excluded. The company compensates for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP financial measures.

Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Millions)

	June 30, 2024	December 31, 2023
ASSETS
Current Assets
Cash and cash equivalents	$1,163	$1,093
Accounts receivable, net	2,306	2,135
Inventories	1,915	1,955
Other current assets	565	520
Total Current Assets	5,949	5,703
Property, Plant and Equipment, Net	7,620	7,913
Investments in Equity Companies	381	306
Goodwill	2,019	2,085
Other Intangible Assets, Net	183	197
Other Assets	1,128	1,140
TOTAL ASSETS	$17,280	$17,344

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Debt payable within one year	$806	$567
Trade accounts payable	3,613	3,653
Accrued expenses and other current liabilities	2,184	2,316
Dividends payable	408	394
Total Current Liabilities	7,011	6,930
Long-Term Debt	7,158	7,417
Noncurrent Employee Benefits	640	669
Deferred Income Taxes	380	374
Other Liabilities	784	860
Redeemable Preferred Securities of Subsidiaries	26	26
Stockholders' Equity
Kimberly-Clark Corporation	1,136	915
Noncontrolling Interests	145	153
Total Stockholders' Equity	1,281	1,068
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$17,280	$17,344

2024 Data is Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Millions)

	Six Months Ended June 30
	2024	2023
Operating Activities
Net income	$1,211	$661
Depreciation and amortization	373	377
Asset impairments	5	676
Stock-based compensation	71	71
Deferred income taxes	(79)	(238)
Net (gains) losses on asset and business dispositions	83	(71)
Equity companies' earnings (in excess of) less than dividends paid	(82)	(60)
Operating working capital	(135)	(35)
Postretirement benefits	3	26
Other	9	(7)
Cash Provided by Operations	1,459	1,400
Investing Activities
Capital spending	(352)	(389)
Proceeds from asset and business dispositions	14	218
Investments in time deposits	(242)	(388)
Maturities of time deposits	235	470
Other	(31)	14
Cash Used for Investing	(376)	(75)
Financing Activities
Cash dividends paid	(809)	(790)
Change in short-term debt	7	(307)
Debt proceeds	—	357
Debt repayments	—	(350)
Proceeds from exercise of stock options	41	96
Acquisitions of common stock for the treasury	(156)	(63)
Cash paid for redemption of common securities of Thinx	—	(48)
Cash dividends paid to noncontrolling interests	(19)	(16)
Other	(62)	(31)
Cash Used for Financing	(998)	(1,152)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(15)	(20)
Change in Cash and Cash Equivalents	70	153
Cash and Cash Equivalents - Beginning of Period	1,093	427
Cash and Cash Equivalents - End of Period	$1,163	$580

Unaudited

KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA
(Millions)

	Three Months Ended June 30			Six Months Ended June 30
	2024	2023	Change	2024	2023	Change
NET SALES
Personal Care	$2,692	$2,685	—	$5,405	$5,389	—
Consumer Tissue	1,486	1,549	-4%	3,085	3,183	-3%
K-C Professional	841	887	-5%	1,664	1,734	-4%
Corporate & Other	10	13	N.M.	24	23	N.M.
TOTAL NET SALES	$5,029	$5,134	-2%	$10,178	$10,329	-1%

OPERATING PROFIT
Personal Care	$540	$472	+14%	$1,085	$959	+13%
Consumer Tissue	245	200	+23%	535	440	+22%
K-C Professional	186	187	-1%	374	346	+8%
Corporate & Other(a)	(227)	(801)	N.M.	(378)	(885)	N.M.
Other (income) and expense, net(a)	89	(55)	N.M.	108	(40)	N.M.
TOTAL OPERATING PROFIT	$655	$113	+480%	$1,508	$900	+68%
(a)Corporate & Other and Other (income) and expense, net include income and expense not associated with the ongoing operations of the business segments, including adjustments as indicated in the Non-GAAP Reconciliations.

Unaudited
N.M. - Not Meaningful

Investor Relations contact: Christopher Jakubik, CFA, KC.InvestorRelations@kcc.com
Media Relations contact: David Kellis, media.relations@kcc.com

[KMB-F]
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